Exhibit 2.2

Execution Version

PURCHASE, SALE AND REDEMPTION AGREEMENT

by and among

HOYA TOPCO, LLC,

HOYA INTERMEDIATE, LLC,

VIVID SEATS INC.,

THE BLOCKER SELLERS PARTY HERETO,

THE CRESCENT HOLDERS PARTY HERETO,

CRESCENT CAPITAL GROUP, LP (IN ITS CAPACITY AS CRESCENT REPRESENTATIVE)

AND,

SOLELY FOR PURPOSES OF SECTION 9.18 HEREIN,

HORIZON ACQUISITION CORPORATION

dated as of April 21, 2021

Section 4.8	Taxes	18
Section 4.9	Assets, Liabilities and Business of Blockers	19
Section 4.10	No Brokers	20
Section 4.11	No Additional Representation or Warranties	20

	Article V

	REPRESENTATIONS AND WARRANTIES OF THE CRESCENT HOLDERS

Section 5.1	Company Organization	20
Section 5.2	Due Authorization	20
Section 5.3	No Violation	21
Section 5.4	Governmental Authorizations	21
Section 5.5	Capitalization; Title to Class A Units	21
Section 5.6	No Additional Representation or Warranties	21

	Article VI

	COVENANTS

Section 6.1	Conduct of Business	22
Section 6.2	Crescent Consent	22
Section 6.3	Tax Matters	22
Section 6.4	Transaction Agreement	24

	Article VII
	CONDITIONS TO OBLIGATIONS

Section 7.1	Conditions to Obligations of the VS Entities, the Blocker Sellers and the Crescent Holders	25
Section 7.2	Conditions to Obligations of the VS Entities	25

	Article VIII

	TERMINATION/EFFECTIVENESS

Section 8.1	Termination	26
Section 8.2	Effect of Termination	26

	Article IX

	MISCELLANEOUS

Section 9.1	Non-Survival of Representations, Warranties and Covenants; Indemnification	26
Section 9.2	Waiver	26
Section 9.3	Notices	27
Section 9.4	Assignment	28

PURCHASE, SALE AND REDEMPTION AGREEMENT

This Purchase, Sale and Redemption Agreement, dated as of April 21, 2021 (this “Agreement”), is made and entered into by and among Hoya Topco, LLC, a Delaware limited liability company (“Topco”), Hoya Intermediate, LLC, a Delaware limited liability company (“Intermediate”), Vivid Seats Inc., a Delaware corporation and a direct wholly owned subsidiary of Intermediate (“VS PubCo” and collectively with Topco and Intermediate, the “VS Entities”), the entities identified as “Blocker Sellers” on Exhibit B hereto (collectively, the “Blocker Sellers” and each a “Blocker Seller”), the entities identified as “Crescent Blockers” on Exhibit A hereto (collectively, the “Crescent Blockers” and each a “Crescent Blocker”), the entities identified as “Redeemed Crescent Parties” on Exhibit A hereto (collectively, the “Redeemed Crescent Parties” and each a “Redeemed Crescent Party”), Crescent Capital Group, LP , solely in its capacity as the Crescent Representative, and, solely for purposes of Section 9.18 herein, Horizon Acquisition Corporation, a Cayman Islands exempted company (“Horizon”). All terms not otherwise defined herein have the meaning set forth in the Transaction Agreement (as defined below).

RECITALS

WHEREAS, the Redeemed Crescent Parties and the Crescent Blockers (together, the “Crescent Holders”) hold, directly or indirectly, the number of membership interests of Topco classified as “Class A Units” (the “Class A Units”) set forth across from the name of such Crescent Holder on Exhibit A, which Class A Units are 100% of the issued and outstanding Class A Units;

WHEREAS, the Blocker Sellers own (i) 100% of the issued and outstanding capital stock or limited liability company interests, as applicable, of the Crescent Blockers (the “Blocker Shares”) and (ii) the Blocker Notes;

WHEREAS, concurrently herewith, Horizon, Horizon Sponsor, LLC and the VS Entities have entered into that certain Transaction Agreement, dated as of the date hereof (the “Transaction Agreement”);

WHEREAS, prior to the closing of the transactions contemplated by the Transaction Agreement (the “Transaction Closing”), the Crescent Blockers, the Blocker Sellers and the Blocker Splitters will undertake the reorganization set forth on Exhibit C hereto (the “Blocker Reorganization”);

WHEREAS, prior to the Transaction Closing but after the Blocker Reorganization, Topco will redeem 100% of the Crescent Holders’ Class A Units (including those Class A Units held by the Crescent Holders indirectly through the Crescent Splitters (as defined below)) in exchange for Old Common Units of Intermediate pursuant to the terms and conditions set forth in this Agreement (the “Class A Redemption”);

WHEREAS, immediately following the Class A Redemption, a newly formed Delaware limited liability company and wholly owned subsidiary of Topco (“Recap Sub”) will merge with and into Intermediate (the “Intermediate Merger”), pursuant to which, among other things, each Old Common Unit that is issued and outstanding immediately prior to the effective time thereof will be converted into Intermediate Common Units in accordance with this Agreement;

WHEREAS, at the Transaction Closing, the Amended and Restated Limited Liability Agreement of Intermediate, dated as of June 30, 2017, as amended by that First Amendment, dated as of January 25, 2018 (the “Current A&R LLCA”) will be amended and restated substantially in the form attached hereto as Exhibit C to the Transaction Agreement (the “Second A&R LLCA”);

WHEREAS, at the Closing and immediately following the effectiveness of the Second A&R LLCA, VS PubCo will purchase all of the Blocker Shares with respect to each Crescent Blocker in exchange for the Blocker Purchase Price applicable to such Crescent Blocker; and

WHEREAS, at the Closing and immediately following the effectiveness of the Second A&R LLCA, Intermediate will redeem 100% of the Intermediate Common Units held by the Redeemed Crescent Parties (the “Redeemed Units”) in exchange for the Redemption Price (the “Crescent Redemption”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the VS Entities, the Blocker Sellers, the Crescent Blockers and the Redeemed Crescent Parties agree as follows:

Article I

CERTAIN DEFINITIONS

Section 1.1    Definitions. As used herein, the following terms shall have the following meanings:

“Action” means any claim, action, suit, charge, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning specified in the Preamble.

“Blocker Notes” means each of the following promissory notes: (i) the Non-Negotiable Promissory Note, dated as of June 30, 2017, by CM7B VS Equity, LLC in favor of Crescent Mezzanine Partners VIIB, L.P. in the initial principal amount of $7,464,149.23, (ii) the Non-Negotiable Promissory Note, dated as of June 30, 2017, by CM7C VS Equity, LLC in favor of CM7C VS Equity Holdings, LP in the initial principal amount of $56,722,263.89, (iii) the Non-Negotiable Promissory Note, dated as of June 30, 2017, by CM6B Vivid Equity, Inc. in favor of Crescent Mezzanine Partners VIB, L.P. in the initial principal amount of $5,745,076.42, (iv) the Non-Negotiable Promissory Note, dated as of June 30, 2017, by CM6C Vivid Equity, Inc. in favor of NPS/Crescent Strategic Partnership II, LP in the initial principal amount of $6,121,313.28 and

(v) the Non-Negotiable Promissory Note, dated as of June 30, 2017, by CM6C Vivid Equity, Inc. in favor of Crescent Mezzanine Partners VIC, L.P. in the initial principal amount of $10,961,731.46.

“Blocker Purchase Price” means, with respect to a Crescent Blocker, an amount equal to (A) (1) the number of Class A Units held by such Crescent Blocker as of immediately prior to the Class A Redemption multiplied by (2) the Class A Unit Redemption Price, minus (B) the Tax Liability Amount with respect to such Crescent Blocker.

“Blocker Reorganization” has the meaning specified in the Recitals.

“Blocker Sellers” has the meaning specified in the Preamble.

“Blocker Shares” has the meaning specified in the Recitals.

“Blocker Splitters” means CM7C (LTL) VS Equity, LP, CM7C VS Equity, LP and CM7B VS Equity, LP.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Class A Liquidation Preference” has the meaning set forth in the Topco LLC Agreement.

“Class A Redemption” has the meaning specified in the Recitals.

“Class A Units” has the meaning specified in the Recitals.

“Class A Unit Redemption Price” means, with respect to a Class A Unit, the accrued Class A Liquidation Preference with respect to such Class A Unit as of the Closing Date, plus, solely if the Closing Date is on or prior to June 30, 2021, 2% of such Class A Liquidation Preference.

“Closing” has the meaning specified in Section 2.6.

“Contracts” means any contracts, agreements, subcontracts, leases, commitments, undertakings and purchase orders, whether written or oral.

“Crescent Blockers” has the meaning specified in the Preamble.

“Crescent Consideration” has the meaning set forth in Section 2.4.

“Crescent Disclosure Letter” has the meaning set forth in Article IV.

“Crescent Holders” has the meaning specified in the Recitals.

“Crescent Non-Recourse Party” has the meaning specified in Section 9.16(b).

“Crescent Redemption” has the meaning specified in the Recitals.

“Crescent Representative” means Crescent Capital Group, LP, solely in its capacity as Crescent Representative hereunder in accordance with Section 9.17.

“Current A&R LLCA” has the meaning specified in the Recitals.

“Damages” means all losses, liabilities, damages, claims, deficiencies, fees, Taxes, interest, judgments and reasonably and properly incurred out-of-pocket costs and expenses (including costs of investigation, enforcement and defense and reasonable and documented attorneys’ fees).

“Dollars” or “$” means lawful money of the United States.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal agreements and instruments by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.

“Governmental Authority” means any federal, national, state, provincial or municipal government, or any political subdivision thereof, and any agency, commission, department, board, bureau, official, minister, arbitral body (public or private), tribunal or court, whether national, state, provincial, local, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of a nation, state, province or municipal government, or any political subdivision thereof, including any authority having governmental or quasi-governmental powers, domestic or foreign.

“Governmental Authorization” has the meaning specified in Section 3.4.

“Governmental Order” means any order, judgment, injunction, decision, decree, writ, stipulation, determination, directive or award, in each case, entered or issued by or with any Governmental Authority.

“Governmental Permit” means any consent, franchise, approval, registration, variance, license, permit, grant, certificate, registration or other authorization or approval of a Governmental Authority or pursuant to any Law.

“Interim Period” has the meaning specified in Section 6.1.

“Intermediate” has the meaning specified in the Preamble.

“Intermediate Common Unit Exchange Rate” means, with respect to an Old Common Unit, a number of Intermediate Common Units equal to (a) the Per-Old Common Unit Value, divided by (b) ten dollars ($10), which shall be calculated to the nearest fourth decimal place.

“Intermediate Common Units” means the common units of Intermediate issued in connection with the Pre-Closing Restructuring and the Intermediate Contribution and Issuance.

“Intermediate Merger” has the meaning specified in the Recitals.

“Intermediate Merger Effective Time” has the meaning specified in Section 2.3.

“Law” means any statute, law, ordinance, rule, regulation, code or Governmental Order, in each case, of any Governmental Authority.

“Legal Proceedings” has the meaning specified in Section 4.7.

“Lien” means all liens, judgments, charges, easements, servitudes, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, options, licenses, leases, subleases, restrictions, title retention devices (including the interest of a seller or lessor under any conditional sale agreement or capital lease, or any financing lease having substantially the same economic effect as any of the foregoing), collateral assignments, claims or other encumbrances of any kind whether consensual, statutory or otherwise, and whether filed, recorded or perfected under applicable Law (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, but in any event excluding restrictions under applicable securities Laws).

“Old Common Units” means “Common Units” as defined in the Current A&R LLCA.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, bank, trust company, trust or other entity, whether or not a legal entity, Governmental Authority or any department, agency or political subdivision thereof.

“Per-Old Common Unit Value” means an amount equal to (i) the sum of (A) the Pre-Money Equity Value and (B) the product of (x) the Class A Unit Redemption Price multiplied by (y) 140,000, divided by (ii) one million (1,000,000), which shall be calculated to the neared fourth decimal place.

“Pre-Money Equity Value” means $1,182,000,000.

“Recap Sub” has the meaning specified in the Recitals.

“Redeemed Crescent Parties” has the meaning specified in the Preamble.

“Redeemed Units” has the meaning specified in the Recitals.

“Redemption Price” has the meaning specified in Section 2.5.

“Second A&R LLCA” has the meaning specified in the Recitals.

“Securities Act” has the meaning specified in Section 3.6.

“Subsidiary” means, with respect to a Person, a corporation, general or limited partnership, limited liability company, joint venture, partnership or other entity of which a majority of the economic interests or the voting interests is owned, directly or indirectly, by such Person.

“Tax Liability Amount” means, with respect to each Crescent Blocker, the Tax liabilities of such Crescent Blocker with respect to any Pre-Closing Tax Period (determined in the case of a Straddle Period, in accordance with Section 6.3(a)(ii)), assuming that such Tax liabilities are due and payable on the Closing Date, as determined pursuant to Section 2.2(a).

“Tax Matter” has the meaning specified in Section 6.3(d).

“Tax Matter Proceeding” has the meaning specified in Section 6.3(d).

“Tax R&W Policy” has the meaning specified in Section 6.3(a).

“Topco” has the meaning specified in the Preamble.

“Topco LLC Agreement” means that certain Fourth Amended and Restated Limited Liability Company Agreement of Topco, dated as of September 1, 2020, as may be amended from time to time.

“Transaction Agreement” has the meaning specified in the Recitals.

“Transaction Closing” has the meaning specified in the Recitals.

“Transfer Taxes” has the meaning specified in Section 6.3(d).

“VS Entities” has the meaning specified in the Preamble.

“VS Non-Recourse Party” has the meaning specified in Section 9.16(b).

“VS PubCo” has the meaning specified in the Preamble.

Section 1.2    Construction.

(a)    Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b)    Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c)    Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d)    All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

Section 1.3    Knowledge. As used herein, the phrase “to the knowledge” of the Blocker Sellers shall mean the knowledge of the individuals identified on Section 1.3 of the Crescent Disclosure Letter as such individuals would have acquired in the exercise of reasonable inquiry of direct reports.

Article II

TRANSACTIONS; CLOSING

Section 2.1    Blocker Reorganization. Prior to the Transaction Closing, the Crescent Blockers, the Blocker Sellers and the Blocker Splitters will complete the Blocker Reorganization in accordance with Exhibit C (it being understood that any change to the steps set forth in Exhibit C shall require written consent from the VS Entities, not to be unreasonably withheld, conditioned or delayed).

Section 2.2    Class A Redemption.

(a)    At least five (5) Business Days prior to the Closing Date, the Crescent Representative shall deliver to VS PubCo its good faith written estimate of the Tax Liability Amount, which estimate shall include reasonable supporting detail to evidence the Crescent Representative’s calculations, explanations and assumptions for the calculation of the Tax Liability Amount; provided that, upon receipt of such estimate, Buyer shall be permitted to review and provide comments to the Crescent Representative regarding such estimates, which comments the Crescent Representative shall reasonably consider, and the Crescent Representative and VS PubCo shall cooperate to resolve any dispute with respect to such estimate.

(b)    On the Closing Date, after the Blocker Reorganization and immediately prior to the Intermediate Merger, pursuant to Section 8.8 of the Topco LLC Agreement, Topco will redeem all of the Class A Units, and each Crescent Holder will assign, transfer and deliver to Topco, all of such Crescent Holder’s right, title and interest in and to the Class A Units, free and clear of all Liens (other than any Liens created or made under the Topco LLC Agreement or Liens arising under applicable securities Laws). In consideration for each Class A Unit redeemed pursuant to the Class A Redemption, Topco will assign, distribute and deliver to each Crescent Holder, and each Crescent Holder will accept, all of Topco’s right, title and interest and to a number of Old Common Units equal to (i) the Class A Unit Redemption Price, divided by (ii) the Per-Old Common Unit Value, free and clear of all Liens (other than any Liens created or made under the Current A&R LLCA or Liens arising under applicable securities Laws).

(c)    Upon the completion of the Class A Redemption, the Crescent Holders will cease to be members of Topco and will have no further rights or obligations under the Topco LLC Agreement.

Section 2.3    Intermediate Merger. Immediately following the Class A Redemption, Recap Sub and Intermediate shall complete the Intermediate Merger pursuant to a plan of merger in customary form and consistent with the terms of this agreement and the Transaction Agreement, and at the effective time thereof (the “Intermediate Merger Effective Time”), by virtue of the Intermediate Merger and without any action on the part of any holder of Old Common Units, each Old Common Unit that is issued and outstanding immediately prior to the Intermediate Merger Effective Time shall be converted into a number of Intermediate Common Units equal to the Intermediate Common Unit Exchange Rate.

Section 2.4    Blocker Purchase. At the Closing and immediately following the effectiveness of the Second A&R LLCA, each Blocker Seller shall sell, convey, transfer, assign and deliver to VS PubCo, and VS PubCo will purchase and accept from each Blocker Seller, the Blocker Shares free and clear of all Liens (other than any Liens arising under applicable securities Laws). As consideration for the Blocker Shares, subject to the terms and conditions of this Agreement, at the Closing, VS PubCo shall pay, with respect to each Crescent Blocker, to each Blocker Seller with an ownership interest in such Crescent Blocker, an amount equal to such Blocker Seller’s percentage ownership of such Crescent Blocker (as set forth on Exhibit B) multiplied by the Blocker Purchase Price of such Crescent Blocker. VS PubCo shall pay the amounts contemplated by this Section 2.4 by wire transfer of immediately available funds to the Blocker Sellers in accordance with wire transfer instructions to be delivered to VS PubCo at least two (2) Business Days prior to the Closing.

Section 2.5    Crescent Redemption. At the Closing and immediately following VS PubCo’s contribution of its Available Cash (less the aggregate amount paid to the Blocker Sellers pursuant to Section 2.4) to Intermediate, Intermediate will redeem all of the Redeemed Units, and each Redeemed Crescent Party will assign, transfer and deliver to Intermediate, all of such Redeemed Crescent Party’s right, title and interest in and to the Redeemed Units, free and clear of all Liens (other than any Liens created or made under the Second A&R LLCA or Liens arising under applicable securities Laws). In consideration for the Redeemed Units redeemed pursuant to the Crescent Redemption, subject to the terms and conditions of this Agreement, at the Closing, Intermediate shall pay to each Redeemed Crescent Party a cash amount equal to (A) (1) the number of Class A Units held by such Redeemed Crescent Party as of immediately prior to the Class A Redemption multiplied by (2) the Class A Unit Redemption Price (the aggregate of such amounts, the “Redemption Price”, and together with the Blocker Purchase Price of each Crescent Blocker, the “Crescent Consideration”).

Section 2.6    Closing. In accordance with the terms and subject to the conditions of this Agreement, the closing of the Transactions (the “Closing”) shall take place electronically through the exchange of documents via email or facsimile concurrently with the Transaction Closing, subject to the satisfaction or waiver of all the conditions set forth in Article VII) or such other time and place as Topco and the Crescent Holders may mutually agree in writing. It is the intent of the parties that the transactions described in Sections 2.1, 2.2, 2.3, 2.4 and 2.5 be consummated substantially concurrently on the Closing Date, and that each such transaction is conditioned upon the substantially concurrent consummation of each of such other transactions. In the event that the transactions contemplated in Sections 2.3, 2.4 or 2.5 are unable to be consummated for any reason, the transactions set forth in Sections 2.1 and 2.2 shall be deemed not to have occurred.

Section 2.7    Withholding. VS PubCo and Intermediate, as applicable, shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable pursuant to this Agreement such amounts as may be required to be deducted and withheld under the Code or any other applicable Law. VS PubCo and Intermediate shall reasonably cooperate with each Blocker Seller and Redeemed Crescent Party in order to minimize any applicable withholding amount. To the extent that any amounts are so deducted and withheld consistent with the terms of this Section 2.7 and remitted to the applicable Governmental Authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article III

REPRESENTATIONS AND WARRANTIES OF THE VS ENTITIES

The VS Entities represent and warrant to the Crescent Holders as follows:

Section 3.1    Company Organization. Each of the VS Entities has been duly formed or organized and is validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, and each has the requisite company or corporate power, as applicable, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. Each of the VS Entities is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the VS Entities to perform or comply with on a timely basis any material obligation of the VS Entities under this Agreement or to consummate the transactions.

Section 3.2    Due Authorization. Each of the VS Entities has all requisite company or corporate power, as applicable, and authority to execute, deliver and perform under this Agreement and (subject to the approvals described in Section 3.4) to consummate the transactions contemplated hereby (including the Blocker Reorganization) and to perform all of its obligations hereunder. The execution, delivery and performance by each of the VS Entities of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Managing Member, Board of Managers or Board of Directors, as applicable, of each such VS Entity, and no other company or corporate proceeding on the part of the VS Entities is or will be necessary to authorize this Agreement. This Agreement has been, and on or prior to the Closing, the other documents to which any VS Entity is or will be a party contemplated hereby will be, duly and validly executed and delivered by each such VS Entity and this Agreement constitutes, and on or prior to the Closing, the other documents to which any VS Entity is or will be a party contemplated hereby will constitute, a legal, valid and binding obligation of each such VS Entity, enforceable against each such VS Entity, in each case, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 3.3    No Violation. Assuming the truth and completeness of the representations and warranties of the Crescent Holders contained in this Agreement and subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 3.4 and except as set forth on Section 3.3 of the VS Disclosure Letter, the execution, delivery and performance by the VS Entities of this Agreement and the consummation of the transactions contemplated hereby (including the Blocker Reorganization) do not and will not (a) violate any provision of, or result in the breach of, or default under (in each case, with or without notice or lapse of time, or both) the Governing Documents of the VS Entities, (b) violate any provision of, or result in the breach of, or default under (in each case, with or without notice or lapse of time, or both) any Law or Governmental Order applicable to any VS Entity, (c) violate any provision of, or result in the breach of, result in (in each case, with or without notice or lapse of time, or both) the loss of any right or benefit, require any consent, waiver, approval, authorization, notice or other action by any Person (other than the VS Entities or their Subsidiaries), or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Governmental Permit or Contract to which any VS Entity is a party or by which any VS Entity may be bound, or terminate or result in the termination of any such Governmental Permit or Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any VS Entity, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the VS Entities to perform or comply with on a timely basis any material obligation of the VS Entities under this Agreement or to consummate the transactions.

Section 3.4    Governmental Authorizations. Assuming the truth and completeness of the representations and warranties of the Crescent Holders contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of any of the VS Entities with respect to any VS Entity’s execution, delivery or performance of this Agreement or consummation by the VS Entities of the transactions contemplated hereby, except for any consents, approvals, authorizations, designations, declarations, waivers, notices or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the VS Entities to perform or comply with on a timely basis any material obligation of the VS Entities under this Agreement or to consummate the transactions.

Section 3.5    Capitalization of the VS Entities.

(a)    All of the issued and outstanding Old Common Units (i) have been or will be duly authorized and validly issued; (ii) have been or will be offered, sold and issued in compliance with applicable Law and all requirements set forth in the Governing Documents of the VS Entities; and (iii) are free and clear of any Liens other than restrictions arising under applicable securities Laws and the Governing Documents of such VS Company (as applicable). Topco owns 100% of the issued and outstanding Old Common Units.

(b)    At the time of issuance in connection with the Intermediate Merger, all of the Intermediate Common Units will (i) have been duly authorized and validly issued; (ii) have been offered, sold and issued in compliance with applicable Law and all requirements set forth in the

Governing Documents of the VS Companies; and (iii) be free and clear of any Liens other than restrictions arising under applicable securities Laws and the Governing Documents of such VS Entity (as applicable).

Section 3.6    Blocker Shares Purchase. VS PubCo has been advised that the Blocker Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws, or unless an exemption from such registration requirements is available. VS PubCo acknowledges and agrees that there is no current public market for the Blocker Shares, none is expected to develop and as a result of such matters and other factors, the Blocker Shares are difficult to value. VS PubCo (a) is acquiring the Blocker Shares for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof in violation of the Securities Act, (b) has no present intention of selling, granting any participation in or otherwise distributing the Blocker Shares, and (c) is under no obligation, contractual or otherwise, to sell, transfer or pledge any Blocker Shares, or grant any participation interest in any Blocker Shares, to any person.

Section 3.7    No Outside Reliance. Notwithstanding anything contained in this Article III or any other provision hereof, each of the VS Entities, and any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that VS PubCo has made its own investigation of the Crescent Holders and the Blocker Sellers and that none of the Crescent Holders, the Blocker Sellers nor any of their respective Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Blocker Sellers in Article IV and the Crescent Holders in Article V, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Crescent Holders (including the Crescent Blockers) or their Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Crescent Disclosure Letter or elsewhere, as well as any information, documents or other materials or management presentations that have been or shall hereafter be provided to the VS Entities or any of their Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Blocker Sellers or the Crescent Holders, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV or Article V of this Agreement. Except as otherwise expressly set forth in this Agreement, the VS Entities understand and agree that any assets, properties and business of the Crescent Holders and their Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV and Article V, with all faults and without any other representation or warranty of any nature whatsoever.

Section 3.8    No Additional Representation or Warranties. Except as provided in this Article III, neither the VS Entities nor any of their Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any express or implied representation or warranty whatsoever to the Crescent Holders, the Blocker Sellers or their respective Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Crescent Holders, the Blocker Sellers or their respective Affiliates. Without limiting the foregoing, the VS Entities acknowledge that the VS Entities, together with their advisors, have made their own investigation of the Crescent Holders and their respective Subsidiaries and, except as provided in Article IV and Article V, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Crescent Holders or any of their respective Subsidiaries.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE BLOCKER SELLERS

Except as set forth in the disclosure letter delivered to the VS Entities by the Blocker Sellers and the Crescent Holders on the date of this Agreement (the “Crescent Disclosure Letter”) (each section of which, subject to Section 9.9, qualifies the correspondingly numbered and lettered representations in this Article IV and Article V), each Blocker Seller represents and warrants to VS PubCo as follows:

Section 4.1    Company Organization.

(a)    Such Blocker Seller has been duly organized or formed and is validly existing as a limited partnership and in good standing under the Laws of its jurisdiction of organization, and has the requisite limited partnership power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted.

(b)    Each Crescent Blocker has been duly incorporated, organized or formed and is validly existing as a corporation or limited liability company, as applicable, and in good standing under the Laws of its jurisdiction of incorporation or formation, and has the requisite corporate or limited liability company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. Each Crescent Blocker is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the conduct of business as now conducted requires it to be so licensed or qualified, except where failure to be so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Crescent Blockers, taken as a whole.

Section 4.2    Due Authorization. Such Blocker Seller has all requisite limited partnership power and authority to (a) execute, deliver and perform under this Agreement and (b) consummate the transactions contemplated hereby and perform all obligations to be performed by it hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the board of directors, managing member, general partner and/or equityholder of such Blocker Seller. No other company proceeding on the part of such Blocker Seller is or will be necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by such Blocker Seller, and this Agreement constitutes a legal, valid and binding obligation of such Blocker Seller, enforceable against such Blocker Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 4.3    No Violation. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.4, the execution, delivery and performance by such Blocker Seller or the Crescent Blockers of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) violate any provision of, or result in the breach of or default under (in each case, with or without notice or lapse of time, or both) the Governing Documents of such Blocker Seller or the Crescent Blockers, (b) violate any provision of, or result in the breach of, or default under (in each case, with or without notice or lapse of time, or both) any Law or Governmental Order applicable to such Blocker Seller or the Crescent Blockers, (c) violate any provision of, or result in (in each case, with or without notice or lapse of time, or both) the breach of, result in the loss of any right or benefit (including any forfeiture or reduction in carried interest), require any consent, waiver, approval, authorization, notice or other action by any Person (other than such Blocker Seller, Crescent Blockers or the VS Entities), or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract or Governmental Permit to which such Blocker Seller or any Crescent Blocker is a party or by which such Blocker Seller or any Crescent Blocker may be bound, or terminate or result in the termination of any such Contract or Governmental Permit or (d) result in the creation of any Lien upon any of the properties or assets of such Blocker Seller or any Crescent Blocker, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Blocker Seller or the Crescent Blockers to perform or comply on a timely basis with any material obligation of such Blocker Seller or the Crescent Blockers under this Agreement or to consummate the transactions contemplated hereby.

Section 4.4    Governmental Authorizations. Assuming the truth and completeness of the representations and warranties of the VS Entities contained in this Agreement, no Governmental Authorization is required on the part of such Blocker Sellers with respect to such Blocker Seller’s execution, delivery or performance of this Agreement or the consummation by such Blocker Seller of the transactions contemplated hereby, except for any consents, approvals, authorizations, designations, declarations, waivers, notices or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Blocker Seller or the Crescent Blockers to perform or comply on a timely basis with any material obligation of such Blocker Seller or the Crescent Blockers under this Agreement or to consummate the transactions contemplated hereby.

Section 4.5    Capitalization; Title to Blocker Shares.

(a)    The Blocker Shares comprise all of the Crescent Blockers’ authorized equity interests that are issued and outstanding. All of the Blocker Shares (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law and all requirements set forth in the Governing Documents of the Crescent Blockers; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Crescent Blockers or any Contract to which any Crescent Blocker is a party or otherwise bound; and (iv) are free and clear of any Liens other than restrictions arising under applicable securities Laws and the

Governing Documents of such Crescent Blocker (as applicable). All of the shares of capital stock or limited liability company interests, as applicable, of each of the Crescent Blockers are owned by the Blocker Sellers in accordance with the ownership percentages set forth on Exhibit B hereto. Immediately following the Blocker Reorganization, the Crescent Blockers will have no Subsidiaries.

(b)    None of the Blocker Sellers have granted any outstanding subscriptions, options, stock appreciation rights, “phantom units,” warrants, commitments, calls, rights of first refusal, deferred compensation rights, rights or other securities (including debt securities or voting securities) convertible into or exchangeable or exercisable for Blocker Shares, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements, arrangements or commitments of any character providing for the issuance of additional shares or any other equity securities of any of the Crescent Blockers, the sale of treasury shares or other equity interests, or for the repurchase or redemption, transfer or disposition of shares or other equity interests of any of the Crescent Blockers or the value of which is determined by reference to shares or other equity interests of any of the Crescent Blockers, and there are no voting trusts, proxies or agreements of any kind which may obligate the Crescent Blockers to issue, purchase, register for sale, redeem or otherwise acquire any equity interests or other securities of the Crescent Blockers.

Section 4.6    Legal Compliance. Each Crescent Blocker is, and for the past three (3) years has been, in compliance in all material respects with all applicable Laws of applicable Governmental Authorities that are applicable to such Crescent Blocker or by which any property or asset of such Crescent Blocker is bound, except where such non-compliance has not had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Crescent Blockers, taken as a whole. In the past three (3) years, the Crescent Blockers have not received any written notice of or been charged with the violation of any Laws, except where such violation has not had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Crescent Blockers, taken as a whole.

Section 4.7    Litigation and Proceedings. As of the date of this Agreement, (a) there are no pending or, to the knowledge of the Blocker Sellers, threatened, lawsuits, actions, suits, charges, mediations, complaints, investigations, audits, arbitrations, judgments, claims or other proceedings (whether federal, state, local or foreign), at law or in equity (collectively, “Legal Proceedings”) against or by any Crescent Blocker or Blocker Seller or their respective properties, assets or business; (b) no investigations, audits or other inquiries are pending or, to the knowledge of the Blocker Sellers, threatened by any Governmental Authority, against any Crescent Blocker or their respective properties, assets or business; and (c) there is no outstanding Governmental Order imposed upon any Crescent Blocker or Blocker Seller, nor are any properties or assets of any Crescent Blocker or Blocker Seller bound by or subject to any Governmental Order, except, in the case of each of clauses (a) – (c), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on (x) the Crescent Blockers, taken as a whole or (y) the ability of such Blocker Seller or the Crescent Blockers to perform or comply with any material obligation of such Blocker Seller or the Crescent Blockers under this Agreement or to consummate the transactions contemplated hereby.

Section 4.8    Taxes.

(a)    Each of the Crescent Blockers has duly and timely filed or caused to be timely filed with the appropriate Governmental Authority all Tax Returns required to be filed by, or with respect to, such Crescent Blocker. All such Tax Returns are true, complete and accurate in all material respects. No claim has ever been made by a Governmental Authority in a jurisdiction where any Crescent Blocker does not file a Tax Return that such entity is or may be subject to taxation by, or required to file a Tax Return in, that jurisdiction. No Crescent Blocker has ever had a permanent establishment (within the meaning of an applicable Tax treaty) or other taxable presence in any country other than the country in which it is organized. All Taxes due and owing by the Crescent Blockers (whether or not shown on any Tax Returns) have been duly and timely paid in full.

(b)     No deficiencies, assessments, or adjustments for Taxes with respect to the Crescent Blockers have been claimed, proposed, assessed, or threatened in writing by any Governmental Authority. There are no pending, in progress, or threatened audits, examinations, investigations, assessments, proceedings (judicial or administrative) or other actions for or relating to any liability in respect of Taxes of the Crescent Blockers, nor has any Crescent Blocker received written notice indicating that any such audit, examination, investigation, assessment, proceeding, or other action is forthcoming. None of the Crescent Blockers have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency or the period of time in which any Tax may be assessed or collected, nor has any request been made in writing for any such extension or waiver. No issues relating to Taxes of the Crescent Blockers have been raised by the relevant Governmental Authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in any other taxable period (or portion thereof).

(c)    There are no liens for Taxes upon any property or asset of the Crescent Blockers (other than statutory liens for current Taxes not yet due and payable).

(d)    Each Crescent Blocker has (i) timely withheld and remitted to the appropriate Governmental Authority all amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, other service provider, equity interest holder or other third party, and (ii) complied in all material respects with all applicable Laws relating to the collection, withholding, and remittance of Taxes and information reporting relating to Taxes.

(e)    No Crescent Blocker has ever been a member of an “affiliated group” (within the meaning of Section 1504 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Law)) filing a consolidated U.S. federal income Tax Return or any consolidated, combined, unitary, or similar group for federal, state, local or foreign Tax purposes. No Crescent Blocker has any liability for the Taxes of any Person (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by Contract or assumption, (iv) by operation of Law, or (v) otherwise.

(f)    No Crescent Blocker is, or has been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or other similar Contract.

(g)    Each of the Crescent Blockers is classified as an association taxable as a corporation for U.S. federal (and applicable state and local) income Tax purposes.

(h)    No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Law), private letter ruling, or technical advice memorandum concerning Taxes has been entered into, or issued by, or requested from any Governmental Authority with respect to a Crescent Blocker that would be effective after the Closing Date.

(i)    No Crescent Blocker is or has ever been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local, or non-U.S. Law).

(j)    No Crescent Blocker has been a distributing corporation or a controlled corporation in a transaction purported or intended to be governed in whole or in part by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(k)    No Crescent Blocker will be required to pay any Tax after the Closing Date as a result of any deferral of a payment obligation or advance of a credit with respect to Taxes to the extent relating to any action, election, deferral, filing, or request made or taken by any Crescent Blocker (including the non-payment of a Tax) on or prior to the Closing Date (including (1) the delay of payment of employment Taxes under any COVID-19 Tax Measure or any similar notice or order or Law), and (2) the advance refunding or receipt of credits under any COVID-19 Tax Measure (including, without limitation, Section 3606 of the CARES Act).

(l)    No Crescent Blocker will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in or use of an improper method of accounting for a taxable period (or portion thereof) ending on or before to the Closing Date (including as a result of any adjustment under Section 481 of the Code or any corresponding or similar provision of state, local, or non-U.S. Law), (ii) installment sale or open transaction disposition transaction made on or prior to the Closing Date, (iii) prepaid amount, advanced amount, or deferred revenue received on or prior to the Closing Date, or (iv) application of Code Section 965 (including any installment payment attributable to an election under Code 965(h)).

(m)    No Crescent Blocker is (or, at any point during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, has been) a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(n)    For purposes of this Section 4.8, any reference to a Crescent Blocker shall be deemed to include any predecessor Person that was converted into, merged with, or was liquidated into such Crescent Blocker.

Section 4.9    Assets, Liabilities and Business of Blockers. The sole assets of each Crescent Blocker are, and since their respective formation have been, the indirect equity interests in the VS Entities and cash and cash equivalents. None of the Crescent Blockers have any liabilities, commitments or obligations except as may arise as a result of their direct or indirect ownership of such equity interests in the VS Entities (other than obligations in respect of the

Blocker Notes). None of the Crescent Blockers carry on, nor have they ever carried on, any business other than the holding of the indirect equity interests in the VS Entities and activities incidental thereto or derived therefrom. No Crescent Blocker employs, or has ever employed, any employees, and no Crescent Blocker engages, or has ever engaged, any independent contractor.

Section 4.10    No Brokers. No broker, finder or other intermediary has acted for or on behalf of the Crescent Blockers in connection with this Agreement or the Transaction Agreement, and no broker, finder, agent or similar intermediary is entitled to any fees or commissions in connection therewith based on any agreement with any Crescent Blocker or any action taken by it.

Section 4.11    No Additional Representation or Warranties. Except as provided in this Article IV and Article V, none of the Blocker Sellers, the Crescent Blockers or any their respective Affiliates, nor any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, any express or implied representation or warranty whatsoever to the VS Entities and no such party shall be liable in respect of the accuracy or completeness of any information provided to the VS Entities or their Affiliates.

Article V

REPRESENTATIONS AND WARRANTIES OF THE CRESCENT HOLDERS

Except as set forth in the Crescent Disclosure Letter (each section of which, subject to Section 9.9, qualifies the correspondingly numbered and lettered representations in Article IV and this Article V), each Crescent Holder represents and warrants to VS PubCo as follows:

Section 5.1    Company Organization. Each Crescent Holder has been duly incorporated, organized or formed and is validly existing as a corporation, limited liability company or limited partnership and in good standing under the Laws of its jurisdiction of incorporation, organization or formation, and has the requisite corporate, limited liability company or limited partnership power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. Each Crescent Holder is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the conduct of business as now conducted requires it to be so licensed or qualified, except where failure to be so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Crescent Holders, taken as a whole.

Section 5.2    Due Authorization. Each Crescent Holder has all requisite corporate, limited liability company or limited partnership power and authority to (a) execute, deliver and perform under this Agreement and (b) consummate the transactions contemplated hereby and perform all obligations to be performed by it hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the board of directors, managing member, general partner and/or equityholder of such Crescent Holder. No other company proceeding on the part of such Crescent Holder is or will be necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by such Crescent Holder, and this Agreement constitutes a legal, valid and binding obligation of such Crescent Holder, enforceable against such Crescent Holder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 5.3    No Violation. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.4, the execution, delivery and performance by the Crescent Holders of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) violate any provision of, or result in the breach of or default under (in each case, with or without notice or lapse of time, or both) the Governing Documents of the Crescent Holders, (b) violate any provision of, or result in the breach of, or default under (in each case, with or without notice or lapse of time, or both) any Law or Governmental Order applicable to the Crescent Holders, (c) violate any provision of, or result in (in each case, with or without notice or lapse of time, or both) the breach of, result in the loss of any right or benefit (including any forfeiture or reduction in carried interest), require any consent, waiver, approval, authorization, notice or other action by any Person (other than the Crescent Holders or the VS Entities), or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract or Governmental Permit to which a Crescent Holder is a party or by which a Crescent Holder may be bound, or terminate or result in the termination of any such Contract or Governmental Permit or (d) result in the creation of any Lien upon any of the properties or assets of the Crescent Holders or any of their Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Crescent Holders to perform or comply on a timely basis with any material obligation of the Crescent Holders under this Agreement or to consummate the transactions contemplated hereby.

Section 5.4    Governmental Authorizations. Assuming the truth and completeness of the representations and warranties of the VS Entities contained in this Agreement, no Governmental Authorization is required on the part of the Crescent Holders with respect to each Crescent Holder’s execution, delivery or performance of this Agreement or the consummation by the Crescent Holders of the transactions contemplated hereby, except for (i) any consents, approvals, authorizations, designations, declarations, waivers, notices or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Crescent Holders to perform or comply on a timely basis with any material obligation of the Crescent Holders under this Agreement or to consummate the transactions contemplated hereby.

Section 5.5    Capitalization; Title to Class A Units. The Crescent Holders own the Class A Units set forth across from such Crescent Holder on Exhibit A, free and clear of any Liens other than restrictions arising under applicable securities Laws and the Governing Documents of Topco.

Section 5.6    No Additional Representation or Warranties. Except as provided in Article IV and this Article V, none of the Crescent Holders or any their respective Affiliates, nor any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, any express or implied representation or warranty whatsoever to the VS Entities and no such party shall be liable in respect of the accuracy or completeness of any information provided to the VS Entities or their Affiliates.

Article VI

COVENANTS

Section 6.1    Conduct of Business. Except (i) as expressly contemplated or permitted by this Agreement or the Transaction Agreement, (ii) as required by applicable Law or (iii) as consented to by the VS Entities in writing (which consent shall not be unreasonably conditioned, withheld or delayed), from the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article VIII (the “Interim Period”), each of the Crescent Blockers shall, and the Blocker Sellers shall cause the Crescent Blockers to, use reasonable best efforts to operate the business of the Crescent Blockers in the ordinary course. Without limiting the generality of the foregoing, except (A) as expressly contemplated or permitted by this Agreement, (B) as required by applicable Law, or (C) as consented to by the VS Entities in writing, the Crescent Blockers shall not, and the Blocker Sellers shall cause the Crescent Blockers not to:

(a)    change or amend the Governing Documents of any Crescent Blocker in any material respect, except as otherwise required by Law;

(b)    enter into any Contract;

(c)    employ any Persons, acquire any assets or engage any independent contractors; or

(d)    take any actions set forth in Section 5.1 of the Transaction Agreement.

Section 6.2    Crescent Consent. Subject to Section 2.5, the Crescent Holders hereby (a) consent to the Class A Redemption and acknowledge that the terms, conditions and procedures set forth herein satisfy the obligations of Topco with respect to the Class A Units under the Topco LLC Agreement, including Section 8.8 thereof and Topco’s obligation to deliver a Call Rights Notice thereunder, (b) consent to the Intermediate Merger, the Transaction Agreement and the transactions contemplated hereby and thereby, (c) acknowledge and agree that such consent is validly delivered for purposes of the Topco LLC Agreement and the Current A&R LLCA and (d) agree to use reasonable best efforts to cooperate with any requests of the VS Entities to the extent reasonably necessary to effect such transactions.

Section 6.3    Tax Matters.

(a)    Responsibility for Taxes.

(i)    On and after the date of this Agreement, the Blocker Sellers shall put in place one or more insurance policies (in each case, in form and substance reasonably acceptable to the VS Entities) (collectively, the “Tax R&W Policy”), the premium for which shall be prepaid by the Blocker Sellers, with a claims period lasting until sixty (60) days following the expiration of the applicable statute of limitations (including, for clarity, any extensions thereof), which policy shall (i) insure VS PubCo and its Subsidiaries (including the Crescent Blockers) with respect to any breach of the representations and warranties set forth in Section 4.8 of this Agreement and (ii) indemnify and hold harmless VS PubCo and its Subsidiaries (including the Crescent Blockers) from and against, any and all Damages arising, relating or otherwise attributable to (A) Taxes any Crescent Blocker with respect to any period (or portion thereof) ending prior to the Closing Date (a “Pre-Closing Tax Period”) (determined in the case of a Straddle Period, in accordance with Section 6.3(a)(ii)), (B) any Taxes of any member of an affiliated, consolidated, combined, or unitary group of which any Crescent Blocker (or any predecessor of any Crescent Blocker) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 (or any similar or corresponding provision of state, local, or non-US law), and (C) any Taxes of any Person imposed on any Crescent Blocker (or for which any Crescent Blocker is otherwise liable or responsible for) as a successor or transferee, by Contract or assumption, by operation of Law, or otherwise, which Tax relates to an event or transaction occurring before the Closing, in each case, excluding liability for any Taxes to the extent such Taxes were included in the Tax Liability Amount as finally determined pursuant to Section 2.2(a).

(ii)    The Parties will, to the extent permitted or required under applicable Law, treat the Closing Date as the last day of the taxable period of each Crescent Blocker for all Tax purposes. For the purposes of this Agreement, in the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, receipts or payroll of a Crescent Blocker for any portion of the taxable period ending on the Closing Date will be determined based on an interim closing of the books as of the close of business on the Closing Date (and for this purpose, the taxable period of any partnership in which such Crescent Blocker directly or indirectly owns an interest shall be deemed to end at such time), and the amount of other Taxes of a Crescent Blocker for a Straddle Period that relates to the portion of the taxable period ending on the Closing Date will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a per diem basis.

(b)    Tax Treatment of the Crescent Redemption. The Parties acknowledge and agree that the Crescent Redemption is intended to be treated for U.S. federal (and applicable state and local) income tax purposes as a “disguised sale” of partnership interests under Code Section 707(a)(2)(B) (or any corresponding or similar provision of state, local, or non-U.S. Law) by each Redeemed Crescent Party to VS PubCo (“Intended Crescent Redemption Tax Treatment”). Each of VS PubCo, Intermediate, and each Redeemed Crescent Party (x) shall prepare all Tax Returns and otherwise act in a manner consistent with the Intended Crescent Redemption Tax Treatment and the allocation prepared by VS PubCo in accordance with Section 7.3(c) of the Transaction Agreement and (y) shall not take any action or position (on any Tax Return, during the course of any audit or other Legal Proceeding, or otherwise) inconsistent with such Intended Crescent Redemption Tax Treatment or the allocation prepared by VS PubCo in accordance with Section 7.3(c) of the Transaction Agreement, unless, in each case of clause (x) and (y), otherwise required by a “determination” within the meaning of Code Section 1313 that is final and not subject to appeal.

(c)    Cooperation. Without limiting the rights of any Person under the Topco LLC Agreement, the Current A&R LLCA, the Second A&R LLCA or the Transaction Agreement, the Blocker Sellers and the Crescent Holders, on the one hand, and the VS Entities, on the other hand, shall reasonably cooperate, and shall cause their respective Affiliates to reasonably cooperate, in connection with the preparation and filing of Tax Returns and any audit, examination, or other Legal Proceeding regarding Taxes with respect to any Pre-Closing Tax Period of the VS Entities or the Crescent Blockers, as applicable. Such cooperation shall include the retention of and (upon the other party’s request) the provision of records and information reasonably relevant to any such Tax Return or any such audit, examination, or other Legal Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the provision of such powers of attorney as may be necessary to allow for the filing of Tax Returns or the control of any Legal Proceedings relating to Taxes.

(d)    Transfer Taxes. All transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) (“Transfer Taxes”) incurred in connection with this Agreement and the transactions contemplated herein shall be borne 50% by the Blocker Sellers or the Crescent Holders, as applicable, and 50% by VS PubCo.

(e)    Conduct of Business. Prior to Closing, without the prior written consent of VS PubCo (not to be unreasonably conditioned, withheld, or delayed), the Crescent Blockers shall not, and the Blocker Sellers shall cause the Crescent Blockers not to, (i) adopt or change any method of accounting for Tax purposes, (ii) make, change or revoke any Tax election that is inconsistent with past practices (except as required by the Code or applicable Law), (iii) enter into any closing agreement relating to Taxes, (iv) settle, concede, compromise or abandon any Tax claim or assessment, (v) surrender any right to claim a refund of Taxes, (vi) consent to any extension or waiver of the statute of limitations applicable to any Tax claim or assessment, or (vii) file any amended Tax Return.

(f)    IRS Forms. Prior to Closing, each Blocker Seller shall deliver to VS PubCo, and each Redeemed Crescent Party shall deliver to VS PubCo and Intermediate, a properly completed and duly executed IRS Form W-9 (except for NPS/Crescent Strategic Partnership II, LP which shall deliver IRS Form W-8-IMY). At the Closing, each Crescent Blocker shall deliver to VS PubCo a duly executed certificate, dated as of the Closing Date, meeting the requirements of Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h), certifying that the shares of stock of such Crescent Blocker are not U.S. real property interests within the meaning of Section 897 of the Code, and proof that such Crescent Blocker has provided notice of such certificate to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2), in each case, in form and substance reasonably acceptable to VS PubCo.

Section 6.4    Transaction Agreement. Except as consented to by the Blocker Sellers and Crescent Holders in writing (which consent shall not be unreasonably conditioned, withheld or delayed), the VS Entities shall not amend, waiver, supplement or otherwise modify (or permit to be amended, waived, supplemented or otherwise modified) the Transaction Agreement in any manner that would adversely affect the rights of the Blocker Sellers and Crescent Holders hereunder.

Article VII

CONDITIONS TO OBLIGATIONS

Section 7.1    Conditions to Obligations of the VS Entities, the Blocker Sellers and the Crescent Holders. The obligations of the VS Entities, the Blocker Sellers and the Crescent Holders to consummate, or cause to be consummated, the transactions contemplated hereby at the Closing is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a)    The conditions to the Transaction Closing under the Transaction Agreement have been satisfied or waived (other than those conditions that, in accordance with their terms, can only be satisfied at the Transaction Closing) and the Transaction Closing will occur concurrently with the Closing; and

(b)    No Governmental Authority of competent jurisdiction shall have issued or entered any Governmental Order, and no Law shall have been enacted or promulgated, that is in effect and prohibits or otherwise prevents the Transactions.

Section 7.2    Conditions to Obligations of the VS Entities. The obligations of the VS Entities to consummate, or cause to be consummated, the Transactions at the Closing are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the VS Entities:

(a)    The representations and warranties contained in Section 4.1 (Company Organization), Section 4.2 (Due Authorization), Section 4.9 (Assets, Liabilities and Business of Blockers), Section 5.1 (Company Organization) and Section 5.2 (Due Authorization) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. The representations and warranties contained in Section 4.5 (Capitalization; Title to Blocker Shares) and Section 5.5 (Capitalization; Title to Class A Units) shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date;

(b)    The Crescent Representative will have delivered to VS PubCo a certificate signed by an officer of the Crescent Representative, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 7.2(a) have been fulfilled; and

(c)    The Blocker Reorganization shall have been completed, or shall be completed concurrently with the consummation of the Transactions at Closing, in accordance with Exhibit C (it being understood that any changes to the steps set forth in Exhibit C shall require written consent from the VS Entities, not to be unreasonably withheld, conditioned or delayed).

Article VIII

TERMINATION/EFFECTIVENESS

Section 8.1    Termination. This Agreement may be terminated and the Transactions abandoned:

(a)    by mutual written consent of Topco and the Crescent Representative; or

(b)    by written notice from Topco or the Crescent Representative upon the termination of the Transaction Agreement in accordance with its terms.

Section 8.2    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the VS Entities, the Blocker Sellers or the Crescent Holders, as the case may be, for any fraud or willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 8.2 and Article IX shall survive any termination of this Agreement.

Article IX

MISCELLANEOUS

Section 9.1    Non-Survival of Representations, Warranties and Covenants; Indemnification. Except as otherwise contemplated by Section 8.2, all of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing until the date that is twelve (12) months after the Closing, except for those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing, which covenants survive until completed in accordance with their terms. The sole recourse of VS PubCo with respect to any breach of Section 4.8 (Taxes) or Section 6.3 (Tax Matters) shall be to make claims against the insurance carrier under the Tax R&W Policy in accordance with the terms thereof, and each of VS PubCo and the other VS Entities expressly waives any right to seek remedies or damages against the Blocker Sellers or the Redeemed Crescent Parties with respect to any such breach.

Section 9.2    Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors, Board of Managers or other Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 9.3    Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email during normal business hours (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

(a)    If to the VS Entities, to:

Vivid Seats LLC

111 N. Canal Street, Suite 800

Chicago, IL 60606

Attention:	Stanley Chia
Lawrence Fey

Email: stan@vividseats.com

lawrence.fey@vividseats.com

with copies (which shall not constitute notice) to:

Latham & Watkins LLP

330 N. Wabash Avenue, Suite 2800

Chicago, IL 60611

Attention:	Bradley C. Faris
Justin G. Hamill
Owen Alexander

Email: bradley.faris@lw.com

justin.hamill@lw.com

owen.alexander@lw.com

(b)    If to the Blocker Sellers or the Crescent Holders, to:

c/o Crescent Capital Group

11100 Santa Monica Blvd. Ste. 2000

Los Angeles, CA 90025Email: chris.wang@Crescentcap.com

Attention: Christopher Wang

with copies (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10038

Email: mcknightn@sullcrom.com

Attention: S. Neal McKnight

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 9.4    Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 9.5    Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement.

Section 9.6    Expenses. The VS Entities shall reimburse the Crescent Redeemed Parties and Blocker Sellers for their reasonable and documented out-of-pocket expenses ( other than (a) Taxes and premiums in respect of the Tax R&W Policy and (b) expenses incurred in connection with the procurement of the Tax R&W Policy) incurred in connection with the transactions contemplated hereby, including the reasonable and documented fees of one firm of outside counsel to the Crescent Redeemed Parties and Blocker Sellers, taken as a whole.

Section 9.7    Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 9.8    Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts (including by electronic mail or in.pdf), and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument.

Section 9.9    Crescent Disclosure Letter. The Crescent Disclosure Letter (including any section thereof) referenced herein is a part of this Agreement as if fully set forth herein. All references herein to the Crescent Disclosure Letter (including any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Crescent Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the Crescent Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the Crescent Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the Crescent Disclosure Letter. Certain information set forth in the Crescent Disclosure Letter is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 9.10    Entire Agreement. This Agreement and the Transaction Agreement constitutes the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement.

Section 9.11    Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement by the VS Entities and the Crescent Representative and which makes reference to this Agreement.

Section 9.12    Publicity.

(a)    All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior approval of Topco, which approval shall not be unreasonably withheld, conditioned or delayed by any party; provided that no party shall be required to obtain consent pursuant to this Section 9.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 9.12(a).

(b)    The restriction in Section 9.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing.

Section 9.13    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 9.14    Jurisdiction; Waiver of Jury Trial.

(a)    Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding or Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 9.14.

(b)    Each party acknowledges and agrees that any controversy which may arise under this Agreement and the transactions contemplated hereby is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably, unconditionally and voluntarily waives any right such party may have to a trial by jury in respect of any Action, suit or proceeding directly or indirectly arising out of or relating to this Agreement or any of the transactions contemplated hereby.

Section 9.15    Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 9.16    Non-Recourse.

(a)    Solely with respect to the VS Entities, the Blocker Sellers and the Crescent Holders, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the VS Entities, the Blocker Sellers and the Crescent Holders as named parties hereto; and

(b)    Except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative of the VS Entities (each, a “VS Non-Recourse Party”) or the Blocker Sellers or Crescent Holders (each, a “Crescent Non-Recourse Party”) and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the VS Entities, the Blocker Sellers or the Crescent Holders under this Agreement for any claim based on, arising out of, or related to this Agreement or the Transactions.

Section 9.17    Crescent Representative.

(a)    Crescent Capital Group, LP is hereby appointed, authorized and empowered to act as Crescent Representative for the benefit of the Blocker Sellers and the Crescent Holders, as the exclusive agent and attorney-in-fact on behalf of the Blocker Sellers and the Crescent Holders, in connection with and to facilitate the consummation of the transactions contemplated hereby, which will include the power and authority:

(b)    to execute and deliver consents in connection with this Agreement and the consummation of the transactions contemplated hereby, and amendments hereto and thereto, as it may deem necessary or desirable, subject to any applicable reasonableness requirement set forth in this Agreement;

(c)    to receive all agreements, certificates and other documents to be delivered by the VS Entities at the Closing pursuant to this Agreement;

(d)    to give and receive notices of service of process on behalf of each Blocker Seller or Crescent Holder under this Agreement;

(e)    to enforce and protect the rights and interests of Blocker Seller or Crescent Holder and to enforce and protect the rights and interests of the Crescent Representative arising out of or under or in any manner relating to this Agreement, and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein, and to take any and all actions that Crescent Representative believes are necessary or appropriate under this Agreement for and on behalf of the Blocker Sellers and Crescent Holders, including asserting or pursuing any claim or Action (a “Claim”) against the VS Entities, consenting to, compromising or settling any such Claims, conducting negotiations with the VS Entities and their respective representatives regarding such Claims, and, in connection therewith, to, among other things: (A) assert any claim or institute any Action; (B) investigate, defend, contest or litigate any Action initiated by the VS Entities or any other Person, or by any federal, state or local Governmental Authority against the Crescent Representative and/or any of the Blocker Sellers or Crescent Holders, and receive process on behalf of any or all of the Blocker Sellers and Crescent Holders in any such Action and settle on such terms as the Crescent Representative will determine to be appropriate, and give receipts, releases and discharges with respect to, any such Action; (C) file any proofs of debt, claims and petitions as the Crescent Representative may deem advisable or necessary; and (D) file and prosecute appeals from any decision, judgment or award rendered in any such Action, it being understood that the Crescent Representative will not have any obligation to take any such actions, and will not have any liability for any failure to take any such actions;

(f)    to refrain from enforcing any right of any Blocker Seller or Crescent Holder and/or the Crescent Representative arising out of or under or in any manner relating to this Agreement or any other agreement, instrument or document in connection with the foregoing; provided, however, that no such failure to act on the part of the Crescent Representative, except as otherwise provided in this Agreement, will be deemed a waiver of any such right or interest by the Crescent Representative or by such Blocker Seller or Crescent Holder unless such waiver is in writing signed by the waiving party or by the Crescent Representative; and

(g)    to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Crescent Representative may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated hereby.

(h)    All of the indemnities, immunities and powers granted to the Crescent Representative under this Agreement will survive the Closing Date and/or any termination of this Agreement. The VS Entities will have the right to rely upon all actions taken or omitted to be taken by the Crescent Representative pursuant to this Agreement, all of which actions or omissions will be legally binding upon the Blocker Sellers and the Crescent Holders.

(i)    The grant of authority provided for herein (i) is coupled with an interest and will be irrevocable and survive the bankruptcy or liquidation of any Blocker Seller or Crescent Holder, (ii) will survive the consummation of the Transactions, and (iii) will be binding upon the successors, assigns, executors, administrators, legal representatives and beneficiaries, as applicable, of each of the Blocker Sellers and Crescent Holders.

(j)    In the event the Crescent Representative resigns as the Crescent Representative, the Blocker Sellers and Crescent Holders will appoint by majority vote of the Blocker Sellers and Crescent Holders a substitute Crescent Representative, who may be a Blocker Seller, Crescent Holder or any other Person.

Section 9.18    Amendments. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the parties hereto. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty, covenant or agreement hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

Hoya Topco, LLC
a Delaware limited liability company

By:	/s/ Stanley Chia
Name: Stanley Chia
Title: Chief Executive Officer and President

Hoya Intermediate, LLC
a Delaware limited liability company

By:	/s/ Stanley Chia
Name: Stanley Chia
Title: Chief Executive Officer and President

Vivid Seats Inc. a Delaware corporation

By:	/s/ Stanley Chia
Name: Stanley Chia
Title: Chief Executive Officer and President

Solely for purposes of Section 9.18 herein:

Horizon Acquisition Corporation
a Cayman Islands exempted company

By:	/s/ Todd Boehly
Name: Todd Boehly
Title: Chairman, Chief Executive Officer and Chief Financial Officer

Redeemed Crescent Parties:

Crescent Mezzanine Partners VI, L.P.

Represented by Crescent Capital Group LP, its investment manager

By:	/s/ Christopher Wang
Name: Christopher Wang
Title: Managing Director

By:	/s/ Yev Kuznetsov
Name: Yev Kuznetsov
Title: Managing Director

Crescent Mezzanine Partners VII, L.P.
Crescent Mezzanine Partners VII (LTL), L.P.

Represented by Crescent Capital Group LP, its investment manager

By:	/s/ Christopher Wang
Name: Christopher Wang
Title: Managing Director

By:	/s/ Yev Kuznetsov
Name: Yev Kuznetsov
Title: Managing Director

CBDC Universal Equity, Inc.

By:	/s/ Ray Barrios
Name: Ray Barrios
Title: Managing Director

Crescent Blockers:

CM6B Vivid Equity, Inc.

By:	/s/ Christopher Wang
Name: Christopher Wang
Title: Managing Director

By:	/s/ Yev Kuznetsov
Name: Yev Kuznetsov
Title: Managing Director

CM6C Vivid Equity, Inc.

By:	/s/ Christopher Wang
Name: Christopher Wang
Title: Managing Director

By:	/s/ Yev Kuznetsov
Name: Yev Kuznetsov
Title: Managing Director

CM7C VS Equity, LLC

By: CM7C VS Equity Holdings, LP, its managing member

By: Crescent Mezzanine VII, LLC, its general partner

By: Crescent Capital Group LP, its managing member

By:	/s/ Christopher Wang
Name: Christopher Wang
Title: Managing Director

By:	/s/ Yev Kuznetsov
Name: Yev Kuznetsov
Title: Managing Director

CM7B VS Equity, LLC

By: Crescent Mezzanine Partners VIIB, L.P., its general partner

By: Crescent Capital Group LP, its investment manager

By:	/s/ Christopher Wang
Name: Christopher Wang
Title: Managing Director

By:	/s/ Yev Kuznetsov
Name: Yev Kuznetsov
Title: Managing Director

Blocker Sellers:

Crescent Mezzanine Partners VIB, L.P.

Represented by Crescent Capital Group LP, its investment manager

By:	/s/ Christopher Wang
Name: Christopher Wang
Title: Managing Director

By:	/s/ Yev Kuznetsov
Name: Yev Kuznetsov
Title: Managing Director

Crescent Mezzanine Partners VIC, L.P.

Represented by Crescent Capital Group LP, its investment manager

By:	/s/ Christopher Wang
Name: Christopher Wang
Title: Managing Director

By:	/s/ Yev Kuznetsov
Name: Yev Kuznetsov
Title: Managing Director

NPS/Crescent Strategic Partnership II, LP

By: NPS/Crescent SMA Partners II, LLC, its general partner

By: Crescent Capital Group LP, its investment manager

By:	/s/ Christopher Wang
Name: Christopher Wang
Title: Managing Director

By:	/s/ Yev Kuznetsov
Name: Yev Kuznetsov
Title: Managing Director

CM7C VS Equity Holdings, LP

By: Crescent Mezzanine VII, LLC, its general partner

By: Crescent Capital Group LP, its managing member

By:	/s/ Christopher Wang
Name: Christopher Wang
Title: Managing Director

By:	/s/ Yev Kuznetsov
Name: Yev Kuznetsov
Title: Managing Director

Crescent Mezzanine Partners VIIB, L.P.

Represented by Crescent Capital Group LP, its investment manager

By:	/s/ Christopher Wang
Name: Christopher Wang
Title: Managing Director

By:	/s/ Yev Kuznetsov
Name: Yev Kuznetsov
Title: Managing Director

Crescent Representative (solely for purposes of Section 9.17 herein)

Crescent Capital Group LP

By:	/s/ Christopher Wang
Name: Christopher Wang
Title: Managing Director

By:	/s/ Yev Kuznetsov
Name: Yev Kuznetsov
Title: Managing Director